EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-208380) on Form S-8 of our report dated September 15, 2017, relating to the consolidated financial statements of Anchor Bancorp appearing in this Annual Report on Form 10‑K of Anchor Bancorp for the year ended June 30, 2017.

/s/ Moss Adams LLP

Everett, Washington
September 15, 2017